Exhibit 23.2
CONSENT OF SMYTHE RATCLIFFE
We consent to the incorporation in the Form S-1 Registration Statement under the Securities Act of 1933 of Mexoro Minerals Ltd. dated on or about December 23, 2009, of our auditors’ report dated May 31, 2007 on the consolidated balance sheet of Mexoro Minerals Ltd. and the related consolidated statements of stockholders’ equity (deficiency), operations and comprehensive income (loss), and cash flows for the year ended February 28, 2007, and cumulative totals for the period from inception of exploration stage (March 1, 2004) to February 28, 2007.
/s/ Pannell Kerr Forster
Chartered Accountants
(Registered with the PCAOB as “Smythe Ratcliffe”)
Vancouver, Canada
December 23, 2009